EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT, made as of this 26th day of June, 1998, by and between KLEVER MARKETING, INC., a Delaware corporation (the "Employer"), and GERARD C. COELSCH ("Employee");

                               W I T N E S S E T H

                  WHEREAS, the Employer conducts business from its principal office located at 350 West 300 South, Suite 201, Salt Lake City, Utah; and

                  WHEREAS, the Employer desires to engage Employee as its President and Chief Operating Officer upon the terms and conditions set forth herein, and Employee desires to become so engaged;

                  NOW THEREFORE, in consideration of the foregoing and of the mutual covenants, terms and agreements hereinafter set forth, the parties hereto agree as follows:

         1 . EMPLOYMENT. The Employer hereby employs Employee, and Employee hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

         2. Term. ' The initial term of employment shall begin on July .6, 1998, and shall end on July .8, 1999 (the "First Contract Year"); provided, however, that if the Employer obtains (i) a binding commitment to raise capital, or does in fact raise capital, in an amount of at least Five Million Dollars ($5,000,000), through a private or public offering, or (ii) the Board of Directors approves any other funding method (e.g. a joint venture, etc.), during the First Contract Year, the term of this employment contract shall be automatically extended for a two (2) year period (the "Extension Period"). The Extension Period shall commence on the date that the Employer first obtains such binding commitment for capital or first raises such capital, whichever occurs first, or the date the Board of Directors approves such other funding method, provided such funding transaction is ultimately consummated. The Extension Period shall not be extended by any unexpired portion of the First Contract Year. For example, if the Extension Period commences on December 22, 1998, the initial term of employment hereunder shall last through December 21, 2000. Employee's term of employment hereunder shall be automatically renewed for additional one-year terms unless, at least sixty (60) days prior to the expiration of the current term, either party to this Agreement provides written notice to the other party hereto that such party is terminating the employment of Employee effective as of the end of the current term. The foregoing provisions of this section 2 notwithstanding, the employment of Employee may be sooner terminated at any time in accordance with the other provisions of this Agreement.

     3. POSITION, DUTIES AND LOYALTY. Employee shall assume the office of President and Chief Operating 0fficer of Employer. Employee shall report directly to Employer' and Employee shall faithfully and industriously perform all duties in accordance with the instructions of Employer. Employee shall owe the Employer his highest loyalty and Employee will use his best efforts to promote the interests of Employer.

         4. COMPENSATION: BASE SALARY. In consideration of the faithful performance of his duties, Employer agrees to pay Employee an annual base salary of Two Hundred Thousand Dollars ($200,000.00). Unless Employer and Employee mutually agree in writing to adjust Employee's annual base salary for any succeeding contract period, Employer shall continue to pay Employee the same annual base salary paid during the immediately preceding contract year. The annual base salary shall be payable on a twenty-four (24) period payroll cycle, and all compensation hereunder shall be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid by a corporation to an employee. Until this agreement is terminated, Employer shall continue to pay the base salary to Employee notwithstanding Employee's absence due to illness or injury; provided, however, such obligation shall expire after Employee is absent from work for a period of three (3) continuous months.
Employee represents to Employer that as of the date of execution of this Agreement, Employee is not aware of any serious medical condition which could be reasonably expected to hinder or impair Employee with respect to the performance of his duties hereunder.

         5. COMPENSATION: CASH PERFORMANCE BONUS. In addition to the base salary and any other compensation payable to Employee under this Agreement, Employer shall pay Employee a cash performance bonus as set forth in this Section 5. At the end of each fiscal year of Employer, Employer shall pay a cash bonus to Employee based on the following formula:

Current Base Salary x Plan Fraction.

The Plan Fraction is 25% plus .555 times the Excess Percentage. The Excess Percentage is the percentage by which the actual revenue of the Employer for the fiscal year, divided by the revenue set forth in the Employer's business plan duly adopted by the Employer's board of directors for such fiscal year, exceeds 55%. If such actual revenue divided by such plan revenue is less than 55%, then the Plan Fraction shall equal zero. In no event shall the Plan Fraction exceed fifty percent (50%) notwithstanding the fact that actual revenue exceeds plan revenue.

         Examples. Assume the Current Base Salary is $200,000, and the plan revenue is $ 1,000,000.

If the actual revenue is $700,000, then the bonus is:

         $200,000 x (25% + (70%-55%)x.555)) = $66,650

If the actual revenue is $1,000,000, then the bonus is:

         $200,000 x (25% + (100%-55%)x.555)) = $99,950

If the actual revenue is $550,000, then the bonus is:

         $200,000 x (25% + (55%-55%)x.555)) = $50,000

If the actual revenue is $1,500,000, then the bonus is:

         $200,000 x 50%, or $100,000

If the actual revenue is $500,000, then the bonus is:

     $200,000 x 0%, or nothing.

         6. EXPENSES. During the term of Employee's employment, the Employer shall promptly reimburse Employee for all properly documented, reasonable expenses incurred by Employee in the performance of his services and duties hereunder to the extent such expenses are in accordance with the policies of Employer, or Employer approved of such expenses in advance. In addition, Employer shall pay or reimburse Employee for the following expenses:

                  a) Moving Expense. Employer shall pay for all reasonable moving expenses incurred in order for Employee to move his family, household belongings and automobiles from Jacksonville, Florida, to the Salt Lake City area; provided, however, that all such reimbursements or payments by Employer shall not exceed Fifteen Thousand Dollars ($15,000.00) except to the extent Employer agrees to make a reasonable accommodation for any overage.

                  b) Rent Payments. During the first twelve months of this contract, Employer shall directly make payments for Employee's rent and utility expenses with respect to Employee's housing and living costs; provided, however, that all such payments by Employer shall not exceed Eighteen Thousand Dollars ($18,000.00).

                  c) Travel Allowance. During each of the first two months of this contract, Employer shall reimburse Employee for two round-trip air fares from Jacksonville, Florida to Salt Lake City, Utah; provided, however, that such reimbursement shall not exceed the cost of tickets which are purchased at least 14 days in advance, with a Saturday night STAYOVER.

Employee shall properly document the foregoing expenses in accordance with the policies of Employer. As necessary, Employer shall report all payments and reimbursements hereunder as required under applicable tax laws.

     7. VACATION. After the first twelve (12) month period of employment, Employee shall be entitled to two weeks (2) weeks' paid vacation. After the second twelve (12) month period of employment, Employee shall be entitled to three (3) weeks' paid vacation. After the third twelve (12) month period of employment, Employee shall be entitled to three (3) weeks' paid vacation. After the fourth twelve month employment, and after each succeeding twelve month period of Employee shall be entitled to four (4) weeks' paid vacation. Employer and Employee shall mutually agree upon any planned absence from work in advance to the extent reasonably possible. Unless previously approved by the Employer's chief executive officer, any unused, accrued vacation benefits shall expire at the end of the applicable twelve month period and shall not carry over to any succeeding twelve month period.

     8. FRINGE BENEFITS. Employee shall be entitled to participate in or receive benefits under all of the Employer's benefit plans and other fringe benefit arrangements, if any. Except for the stock option rights set forth in Section 9 below, the Employer, however, has complete discretion to determine the type and amount of benefits, if any, that it shall provide to its employees, including any applicable vesting schedules and the variation of benefits among different employees or groups of employees. Except as the parties may otherwise agree, nothing paid to or on behalf of Employee under any fringe benefit plan or arrangement shall be deemed to be in lieu of compensation to Employee as outlined in Sections 4 and 5 above, or any other provision of this agreement. The foregoing notwithstanding, during the term of Employee's employment hereunder, the Employer in any case agrees to provide standard medical and dental insurance coverage to Employee and Employee's dependents under a policy that waives any pre-existing conditions, with coverage to begin no later than July 1, 1998.

9. STOCK OPTIONS. Employer represents to Employee that the board of directors and shareholders of Employer have duly adopted the " Klever Marketing, Inc. 1998 Stock Incentive Plan" (the "Plan"), which provides for the grant of "incentive stock options" (intended to qualify under ss.422 of the Internal Revenue Code) and it nonqualified options" with respect to the stock of Employer. Employer hereby agrees to grant Employee certain options under the Plan as more fully described herein as a material inducement to Employee for executing and delivering this employment agreement. Employer agrees that the grant of options pursuant to this Agreement constitute a substantial and material part of the compensation payable to Employee under this agreement, and that such compensation is addition to the compensation payable to Employee under Sections 4 and 5 above, or any other provisions of this Agreement. The grant of options described herein shall be further documented in a separate instrument, and the options set forth in such separate instrument shall be a counterpart to the applicable provisions of this Agreement, and shall not be construed to double the Shares subject to such option(s) from 400,000 or 500,000 to 800,000 or 1,000,000. Nothing herein shall preclude the grant of options in addition to those described herein by the Employer in its absolute discretion.

     A) GRANT OF OPTION. Employer hereby agrees to grant Employee on July 6, 1998, an option (the "Option") to purchase Four Hundred Thousand (400,000) shares of the common stock of Employer, $.01 par value (the "Shares"). In addition, if the Employer obtains a binding commitment to raise capital, or does in fact raise capital, in an amount of at least Five Million Dollars ($5,000,000), through a private or public offering, then Employer agrees to grant Employee an additional option (the "Additional Option") as follows: (i) if the price per Share in such private or public offering is at least $4.00 per Share, the Additional Option shall be for Fifty Thousand (50,000) Shares (for an aggregate of 450,000 Shares subject to the Option and Additional Option); and
(ii) if the price per Share in such private or public offering is at least $4.50 per Share, an additional Fifty Thousand (50,000) Shares shall be subject to the Additional Option (for an aggregate of 500,000 Shares subject to the Option and Additional Option). Employer shall immediately grant the Additional Option to Employee as of the date the right to the Additional Option arises.

         B) VESTING OF EXERCISE RIGHTS. Employer hereby agrees that the Option shall vest, and provide Employee with rights of exercise, as follows:

Employee may first exercise the Option to purchase the first One Hundred Thousand (100,000) Shares beginning on July 6, 1998.

Employee may first exercise the Option to purchase an additional Twenty Five Thousand (25,000) Shares, beginning on October 6, 1998 (for an outstanding total of 125,000 Shares).

Employee may first exercise the Option to purchase an additional Twenty Five Thousand (25,000) Shares, beginning on January 6, 1999 (for an outstanding total of 150,000 Shares).

Employee may first exercise the Option to purchase an additional Twenty Five Thousand (25,000) Shares, beginning on April 6, 1999 (for an outstanding total of 175,000 Shares).

Employee may first exercise the Option to purchase an additional Twenty Five Thousand (25,ODO) Shares, beginning on July 6, 1999 (for an outstanding total of 200,000 Shares).

Employee may first exercise the Option to purchase an additional Twenty Five Thousand (25,000) Shares, beginning on October 6, 1999 (for an outstanding total of 225,000 Shares).

Employee may first exercise the Option to purchase an additional Twenty Five Thousand (25,000) Shares, beginning on January 6, 2000 (for an outstanding total of 250,000 Shares).

Employee may first exercise the Option to purchase an additional Twenty Five Thousand (25,000) Shares, beginning on April 6, 2000 (for an outstanding total of 275,000 Shares).

Employee may first exercise the Option to purchase an additional Twenty Five Thousand (25,000) Shares, beginning on July 6, 2000 (for an outstanding total of 300,000 Shares).

Employee may first exercise the Option to purchase an additional Twenty Five Thousand (25,000) Shares, beginning on October 6, 2000 (for an outstanding total of 325,000 Shares).

Employee may first exercise the Option to purchase an additional Twenty Five Thousand (25,000) Shares, beginning on January 6, 2001 (for an outstanding total of 350,000 Shares).

Employee may first exercise the Option to purchase an additional Twenty Five Thousand (25,000) Shares, beginning on April 6, 2001 (for an outstanding total of 375,000 Shares).

Employee may first exercise the Option to purchase an additional Twenty Five Thousand (25,000) Shares, beginning on July 6, 2001 (for an outstanding total of 400,000 Shares).

Employer hereby agrees that the Additional Option shall vest, and provide Employee with rights of exercise, as follows:

Employee may exercise the Additional Option to purchase twenty-five percent (25%) of the Shares subject to the Additional Option beginning on the date the Additional Option arises.

Employee may exercise the Additional Option to purchase an additional twenty-five percent (25%) of the Shares subject to the Additional Option beginning on the later of June 22, 1999 or the date the Additional Option arises (for an aggregate of fifty percent of the Shares subject to the Additional Option).

Employee may exercise the Additional Option to purchase an additional twenty-five percent (25%) of the Shares subject to the Additional Option beginning on the later of June 22, 2000 or the date the Additional Option arises (for an aggregate of seventy-five percent of the Shares subject to the Additional Option).

Employee may exercise the Additional Option to purchase an additional twenty-five percent (25%) of the Shares subject to the Additional Option beginning on the later of June 22, 2001 or the date the Additional Option arises (for an aggregate of one hundred percent of the Shares subject to the Additional Option).

The foregoing notwithstanding: (i) in the event of a "Transaction of the Employer (as defined in the Plan), or, (ii) in the event of as in the event the employment of Employee is terminated for any reason other than Cause (as hereinafter defined) or other than Employee's voluntary decision to leave the employ of Employer, then in any such case all outstanding options (i.e. all rights of purchase under the Option and the Additional Option, if any), shall immediately vest and Employee (or the representatives of Employee) shall have the immediate and continuing right (in accordance with the other terms hereof) to purchase all of the Shares subject to such options.

         C) RESTRICTIONS ON STOCK. The option agreement may provide that any Shares purchased by Employee pursuant to the Option or Additional Option are subject to a right of first refusal by the Employer for a period not to exceed three (3) years after Employee first purchases such Shares. Such right of refusal shall state that if Employee desires to sell all or a part of the Shares, then Employee shall first offer to sell such Shares to Employer at the same price and on the same terms and conditions as the proposed sale. Employee shall deliver to Employer a complete and accurate written statement of the terms and conditions of

                                                                - 7
the proposed sale, and shall either (i) identify a confirmed buyer who is ready, willing and able to purchase Employee's shares, or (ii) state that Employee has arranged to sell such Shares publicly through a broker. If Employer desires to purchase such Shares of Employee, then Employer shall notify Employee of such decision in writing within three (3) full business days after the receipt by Employer of the aforesaid written statement. The parties shall then complete such sale and purchase of the subject Shares within fifteen (15) days following the receipt by Employee of such written notice of purchase by Employer (but only if such notice is timely). If Employer does not notify Employee of its decision to purchase the Shares within said three (3) day period, or provides Employee with written notice that Employer does not elect to purchase such Shares, then Employee may sell such Shares, but only pursuant to the terms and conditions of the proposed sale previously communicated to Employer, and only within the thirty (30) day period following the expiration of the three (3) day Employer decision period. Any such right of refusal shall further provide that notwithstanding the foregoing, no rights of first refusal of any nature shall exist with respect to any of the Shares if the stock of Employer (of the same class) has previously been the subject of a completed public offering.

         D) CHARACTER OF OPTIONS. Employer agrees that all options granted to Employee as specified herein shall, to the maximum extent permissible under applicable law, be "Incentive Stock Options" as defined in the Plan which qualify under ss.422 of the Internal Revenue Code.

           E)STRIKE PRICE. Employer agrees that the purchase price of the Shares subject to the Option shall be the average of the mean closing "bid" and "ask" price for such stock for the five trading days previous to the date of grant, or July 6, 1998. Employer agrees that the Price of the Shares subject to the Additional Option shall be the average of the mean closing "bid" and "ask" price for such stock for the five trading days previous to the date of grant

         F) TERM OF OPTIONS. Employer agrees that the term of the options granted hereunder shall be five (5) years from the date of grant, unless such option sooner expires in accordance with the following:

         (I) DEATH OR DISABILITY. In the event the employment of Employee terminates as the result of death or Disability (as hereinafter defined), Employee or his representatives may exercise all outstanding vested options for a period of one (1) year after the date Employee's employment terminates.

         (ii) Cause. In the event the Employer elects to terminate the employment of Employee for Cause, as hereinafter defined, all options which have not yet vested shall expire as of the date of such termination; provided, however, that the Employee may exercise all outstanding vested options for a period of ninety (90) days after the date Employee's employment terminates.

         (III) OTHER REASONS. In the event the employment of Employee terminates for any reason other than death, Disability, Cause or retirement, all outstanding options shall immediately vest and Employee or his representatives may exercise all of the granted options for a period of ninety (90) days after the date Employee's employment terminates; provided, however, that if Employee unilaterally and voluntarily terminates his employment hereunder (other than for retirement at normal retirement age as set forth in the Plan), then all outstanding options which have not vested shall expire, and Employee or his representatives may exercise all of the theretofore vested options for a period of ninety (90) days after the date Employee's employment terminates.

     G) ADJUSTMENT OF SHARES. Employer agrees that all options granted to Employee shall contain adequate provisions to protect against any change in the outstanding stock of Employer through any stock dividend or split, reorganization, recapitalization, merger, consolidation or other similar form of corporate transaction which affects the capital structure of Employer, so that the number and type of Shares subject to such option are appropriately adjusted by the Board of Directors to reflect such change. the event of any TRANSACTION WHICH (as defined in the Plan) or the liquidation of the Employer or the sale of substantially all of the assets of the Employer, such options shall provide that: (i) outstanding options shall remain in effect in accordance with their terms; (ii) outstanding options shall be converted into options to purchase securities issued by the surviving or acquiring company; or (iii) the Board of Directors shall provide a 30 day period prior to the consummation of such transaction during which all outstanding options vest and may be exercised whereby such exercise is contingent upon and concurrent with the actual consummation of the transaction.

         H) COMPENSATION ADJUSTMENT. Employer agrees that all options granted to Employee shall contain a provision to reimburse Employee, and Employer hereby agrees to reimburse Employee, against the effect of "golden parachute taxes" as follows:

Compensation Adjustment. The Company shall pay to the Participant an amount equal to the excise tax under Internal Revenue Code Section 4999 (as amended), if any, incurred by Participant by reason of any excess parachute payment under this Agreement as a result of the acceleration of option vesting hereunder because of a Change of Control as defined herein. In addition, the Company shall pay the Participant an amount equal to all excise taxes and federal, state and local income taxes incurred by the Participant as -6. a result of any payment made Attached to this Agreement as Exhibit [_] I " is an example. of the computation of such payments. Such payments shall be made no later than the date the Participant is required to pay the excise tax under Code Section 4999 or is required to remit amounts for withholding applicable to such excise tax. All determinations of amounts required to be paid under this paragraph 12 shall be made by the Company's independent accounting firm which shall provide detailed supporting calculations to the Company and the Participant. In computing taxes, the accounting firm shall use the highest marginal federal, state and local income tax rates applicable to the Participant.

An example of the foregoing calculation is attached hereto as Exhibit "A."

         10.   TERMINATION.   In  addition  to  the  termination  of  Employee's
employment upon expiration of the current term, the employment of Employee may sooner terminate as follows:

         A) DEATH OF EMPLOYEE. The employment of Employee hereunder shall terminate immediately upon his death.

         B) DISABILITY OF EMPLOYEE. The Employer may terminate the employment of Employee hereunder if the Employee has suffered a Disability (as hereinafter defined) for a period of at least three (3) continuous months. The term "Disability" shall mean the inability of the Employee to perform his normal duties and functions by reason of a physical or mental condition.

         C) EARLY TERMINATION FOR CAUSE. Any provision in this Agreement to the contrary notwithstanding, Employer shall have the option to terminate Employee's employment hereunder for Cause immediately and at any time. "Cause" as used herein shall mean the following: (i) Employee engages in any business that is competitive with that of the Employer while an employee; (ii) Employee commits any material act of dishonesty, including but not necessarily limited to theft or embezzlement of funds or property of the Employer, or perpetrating a fraud on or affecting the Employer; (iii) Employee engages in any gross negligence or willful misconduct with respect to his duties and responsibilities as an employee or Employee acts in any other way that has a direct, substantial and adverse effect on the Employer's reputation, including but not limited to willful or grossly negligent disregard for the Employer's obligation to comply with laws, regulations and the like applicable to Employer, its properties, assets or business; (iv) Employee's conviction of a felony; (v) Employee repeatedly fails to follow the instructions or directions of the Board of Directors as set forth in duly adopted resolutions of such Board; or (vi) Employee repeatedly fails to follow the instructions or directions of the Chief Executive Officer, provided such instructions or directions do not contravene any applicable laws or governmental regulations, any policies or resolutions of the Board of Directors, or sound business practice or policy (as determined by the Board of Directors).

         11. COMPENSATION UPON TERMINATION. If the employment of Employee is terminated for any reason, Employer shall owe Employee all base salary as set forth in Section 4 of this Agreement which has accrued through the date of such termination, all fringe benefits which have accrued through the date of such termination, if any, and all properly incurred expenses which have not yet been reimbursed. If the employment of Employee is terminated for any reason other than cause, Employer shall owe Employee a pro rated portion of the cash performance bonus as set forth in Section 5, based on the number of calendar months in the current fiscal year, including the full calendar month which includes the date of termination. For purposes of calculating such bonus, revenues through the end of the calendar month during which termination occurred shall be annualized. If the employment of Employee is terminated for any reason other than death, disability, cause or Employee's voluntary decision to terminate his employment hereunder, then Employee, in addition to the foregoing, shall be entitled to all base salary from the date of termination through the end of the then current term of employment. For example, if the current employment term is two years, and such termination occured in the sixth month thereof, the remaining 18 months of base salary shall be payable to Employee. In addition, Employee shall be entitled to exercise stock options in accordance with the provisions of Section 9 above.

         12. Notices. All notices, consents, approvals or other communications which are required to be made in writing hereunder shall be deemed to have been duly given, made or served upon delivery if delivered in person or by overnight courier, or upon the first to occur of actual receipt or the third business day after mailing, if mailed by registered or certified mail, first class postage prepaid, receipt requested, to the parties at the following address:

If to Employer:                           Klever Marketing, Inc.
                          350 West 300 South, Suite 201

                           Salt Lake City, Utah 84101

                            Attention: Paul G. Begum

With a copy to:                            Parsons Behle & Latimer
                                           Utah Center

                                           One 201 South Main Street, Suite 1800
                         Salt Lake City, Utah 84145-0898

                           Attention: J. Gordon Hansen

If to Employee:                            Gerard Coelsch

                           1305 Biggin Church Road S.

                        Jacksonville, Florida 32224-7686

With a copy to:                           Korn & Zehmer P.A.
                           6620 Southpoint Drive South

                                          Suite 200
                           Jacksonville, Florida 32216

                                          Attention: John Zehmer

Notice of a change in address shall be made in writing as provided herein, and effective only upon actual receipt.

         13. ENTIRE AGREEMENT. This Agreement embodies the entire Agreement between Employer and Employee, and there are no agreements, representations or warranties, oral or written, between Employer and Employee other than those set forth or provided for in this Agreement. This Agreement may not be modified or changed, in whole or part, except by a supplemental agreement signed by the Employer and Employee.

         14. ASSIGNMENT, RIGHTS AND OBLIGATIONS OF SUCCESSORS. This Agreement is personal in its nature and neither of the parties hereto shall assign or transfer this Agreement or any rights or obligations hereunder. The foregoing shall not be construed to prohibit Employer from engaging in any reorganization, recapitalization, merger, consolidation, exchange of shares, sale of substantially all of the assets, or other similar types of corporate transactions.

15. DISPUTES.

         a) The provisions of this paragraph 15 shall be the sole and exclusive remedy for any default under or breach by any party of any term or provision of this Agreement, and no claim may be brought under this Agreement except in accordance with and pursuant to the terms of this paragraph 15. In the event there is a dispute under this Agreement, the parties shall meet with one another and diligently attempt to resolve their disagreements. If they are unable to do so, then upon the request of any party to the dispute, they will mediate the dispute, utilizing an impartial mediator pursuant to the rules of the American Arbitration Association ("AAA") or any other reputable organization that sponsors mediation upon which the parties shall mutually agree. If, after thirty
(30) days, the mediation is not successful, then any party to the dispute may institute an arbitration proceeding in accordance with this paragraph 15 to resolve the dispute, but only if such party makes a written demand to do so within twelve 0 2) months of the date the above-ref erenced thirty day mediation period expires.

         b) If negotiations and mediation are unsuccessful and a party makes a timely written demand for arbitration, the arbitration shall occur before a single arbitrator in Salt Lake City, Utah, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") and chosen by the AAA. Such rules notwithstanding, the arbitrator shall be an attorney at law who has experience in employment law issues. The arbitrator shall base his decision on applicable principles of law and equity, taking into account all relevant statutes, case law and other relevant legal authority. The parties agree that the interpretation, legal effect and enforcement OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF UTAH. UPON THE REQUEST OF ANY PARTY, the arbitrator will include in his award findings of fact and conclusions of law upon which the award is based. The arbitrator may grant such legal or equitable relief as he deems appropriate, including money damages, specific performance and injunctive relief.

         c) Questions of whether a dispute is subject to arbitration shall also be decided by the arbitrator. Within ten (10) days after the appointment of the arbitrator, each party to the dispute shall present to the arbitrator a written statement of the issues in dispute. Within five (5) days thereafter, the arbitrator shall give notice to the parties of a

                                [GRAPHIC OMITTED]
preliminary hearing to discuss the issues and discuss timetables for discovery, which hearing shall be held as soon as reasonably possible. Each party shall be entitled to perform discovery in accordance with the applicable rules of civil procedure for civil actions in the state courts located in the State of Utah. The arbitrator shall set reasonable time periods for the taking of discovery, with the goal of expediting and completing such process in a timely and prompt fashion. The final arbitration hearing shall occur within forty-five (45) days after the closing of all discovery, but in no event more than one-hundred eighty
(180) days after the date of the preliminary hearing.

     d) Any party may request and obtain from a court of competent jurisdiction provisional or ancillary remedies for relief, such as an injunction, but the institution of a judicial proceeding will not constitute a waiver of the right of a party to submit a dispute to arbitration. A court of competent jurisdiction may enter a judgment upon an arbitration award. Subject to the award of the arbitrators, each party shall pay an equal share of the arbitrator's fees, except that the arbitrators shall have the power to determine and award all expenses (but not including attorneys' fees) to the prevailing party. The parties shall maintain all matters relative to the arbitration, including the result thereof, as confidential.

         16. HEADINGS; REFERENCES TO SECTIONS. The headings of the sections, paragraphs and subparagraphs of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement.

         17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument.

         18. SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be judicially declared to be invalid, illegal, unenforceable or void in any respect, such declaration shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereto hereby agree that the part or parts of this Agreement so held to be invalid, illegal, unenforceable or void will be deemed to have been stricken herefrom and the remaining provisions of this Agreement will have the same force and effect as if such part had never been included herein.

         19. DELAY OR OMISSION. No delay or omission of a party to exercise any right, power or remedy under this Agreement or accruing upon any default hereunder shall exhaust or impair any such right, power or remedy, or shall be construed to waive any such default or to constitute acquiescence therein. Every right, power and remedy of a party hereunder may be exercised from time to time and as often as may be deemed expedient by such party.

         20. Waiver of Breach. No waiver of any default hereunder shall extend to or affect any subsequent default or another default then existing or impair any rights, powers or remedies consequent thereon.

         21. CUMULATIVE RIGHTS. No right or remedy conferred upon or reserved to any party herein is intended to be exclusive of any other right or remedy available to such party at law, in equity or otherwise. Each and every right and remedy is cumulative.

     22. SURVIVAL. Except as otherwise specifically provided herein, the representations, warranties and other undertakings of the Employer and Employee contained herein, which are to be observed or performed subsequent to the termination of Employee's employment or the termination of this Agreement, shall survive such termination.

         23. CONSTRUCTION OF AGREEMENT. The parties agree that in the event any court or other tribunal construes or interprets any provision hereof, that such court or other tribunal shall not strictly construe any such provision or any ambiguity therein in favor

                 [THE REST OF THIS PAGE IS INTENTIONALLY BLANK] of or against either party hereto based upon any rule that one party has drafted such provision or that one party has superior bargaining power or knowledge.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 26 th day of June, 1998.

EMPLOYER:

KLEVER MARKETING, INC.

Witness

Witness

        .

    Witness

'Witness

COELSCH\COELEA.4

By:

          Chief Executive Off

EMPLOYEE:

 CC. COELSCH

                                    EXHIBIT A
               COMPUTATION OF COMPENSATION ADJUSTMENT TO EMPLOYEE

1.       Excess Parachute Payment Subject to Excise Tax                 $50,000

2.       Excise Tax on Item 1 @ 20%                                     $10,000

3.       Total Additional Payments Due                                  $22,292*

4.       Verification of Payments Due

         a)       Excise Tax on new $22,292 @ 20%                        $4,458
         b)       State Income Tax on $22,292 @ 6%                        1,338
         c)       Federal Income Tax on $22,292:

         (i) Additional Income                                          $22,292
                  (ii)     State Tax Deduction                         ( 1,338)
                  (iii)    Net Additional Income                        $20.954
                  (iv)     Federal Income Tax @ 31 %                      6,496
d)       Total Taxes on Payments Due                                    $12,292
e)       Net Amount Available to Optionee
         to pay excise tax (see no. 2 above)                            $10,000
f)       Total Amount Paid to Employee                                  $22,292

The formula used to compute the amounts due to Employee is to divide the excise tax amount on the excess parachute payment by a percentage equal to 100% less the sum of the excise tax percentage plus the federal and state income tax percentage less a percentage determined by multiplying the federal tax percentage times the state tax percentage (if applicable). Thus, in the example above, the following percentages would be subtracted from 100 %:

         1 )      Excise Tax Percentage                                     20%
         2)       State Tax Percentage                                       6%
         3)       Federal Tax Percentage                                    31%
                                    Total                                   75%

                  Less 31 % times 6%                                      1.86%

                                                                         55.14%

The resulting percentage of 44.86% is divided into 10,000  =  $22,292


                                                               -17 -
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






                                                            RIDER "A" TO
                                                        EMPLOYMENT AGREEMENT

     There shall be no adjustment in the Exercise Price, and no adjustment in the number of Shares which may be received by the Employee upon exercise of the Option, as a result of the sale or issuance by the Employer of additional shares of its capital stock to a third party for a consideration that is greater or less then the purchase price of the Option. For example, (i) if the Employer were to issue additional shares of common stock through a stock divided at the rate of two shares for each issued and outstanding share of common stock, then the Exercise Price shall be decreased by 2/3's and the number of shares subject to the Option shall be increased by three times; and (ii) if the Employer were to sell 10,000 shares of common stock to XYZ Company for $20,000 (i.e., $2 per share), and the Exercise Price hereunder is $4.00 per share, there shall be no adjustment hereunder.